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EXHIBIT 23.1

                        CONSENT OF MILLER AND LENTS, LTD.

                             MILLER AND LENTS, LTD.
                             OIL AND GAS CONSULTANTS

                              TWENTY-SEVENTH FLOOR
                                 1100 LOUISIANA
                            HOUSTON, TEXAS 77002-5216

                             Telephone 713 651-9455
                              Telefax 713 654-9914

                                                 March 25, 1995

BP Prudhoe Bay Royalty Trust
c/o The Bank of New York, Trustee
101 Barclay Street, 21st Floor West
New York, New York 10286

                         Re: Securities and Exchange Commission
                             Form 10K of the
                             BP Prudhoe Bay Royalty Trust

Gentlemen:

     The firm of Miller and Lents, Ltd. consents to the use of its name and to the use of its report dated February 28, 1995 regarding the Estimates of Proved Reserves, Future Annual Production Rates and Future Net Revenues for the BP Prudhoe Bay Royalty Trust As of December 31, 1994, which report is to be included in Form 10-K to be filed by the BP Prudhoe Bay Royalty Trust with the Securities and Exchange Commission.

     Miller and Lents, Ltd. has no interests in the BP Prudhoe Bay Royalty Trust, or in any of its affiliated companies or subsidiaries and is not to receive any such interest as payment for such report and has no director, officer, or employee employed or otherwise connected with the BP Prudhoe Bay Royalty Trust. We are not employed by the BP Prudhoe Bay Royalty Trust on a contingent basis.

                                     Yours very truly,

                                     MILLER AND LENTS, LTD.

                                     By: /s/ Walter Crow
                                         ---------------------------------------
                                         Walter Crow
                                         Chairman

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